EXHIBIT 10.4

On February 13, 2008, the Compensation Committee of LNC’s Board of Directors approved a special arrangement regarding the payout of 2008 Annual Incentive Plan award (“AIP”) for Terrance J. Mullen, President of Lincoln Financial Distributors. Under this arrangement, LNC will make a payment to Mr. Mullen on or before July 4, 2008 at 75% of the estimated 2008 AIP payout consistent with that used for financial statement purposes. In early 2009, LNC will make a second payment to Mr. Mullen if the year-end AIP payout based on satisfaction of performance measures exceeds the July payment. Mr. Mullen must be actively employed and in good standing on July 4, 2008 to receive the first payment and on December 31, 2008 (consistent with all participants with AIP) to receive the year-end payout.